Exhibit 99.1

Ouma Sananikone Appointed Director of Macquarie Infrastructure Company

NEW YORK--(BUSINESS WIRE)--February 21, 2013--Macquarie Infrastructure Company LLC (NYSE: MIC) announced that Ms. Ouma Sananikone has been appointed to its board of directors effective February 21, 2013.

Sananikone becomes the sixth director on the MIC board. She joins Norman Brown, George Carmany, Jack Lentz and William Webb, as non-affiliated members of the board and John Roberts, Executive Chairman of Macquarie Funds Group and a Macquarie appointee, who is Chairman of the MIC board.

“Ouma brings an exceptional level of relevant experience to the MIC board,” said James Hooke, Chief Executive Officer of Macquarie Infrastructure Company. “Her prior experience with substantial investors in infrastructure and as a member of the boards of several businesses ensures that she will be a great contributor in guiding the continued growth of MIC.”

Prior to joining the MIC board of directors, Sananikone served as director of State Super Corporation of NSW (Australia) and as a director of Babcock and Brown Direct Investment Fund (Australia). In addition, she was previously a Managing Director with responsibility for Corporate Strategy and Development at BT Financial Group, part of Westpac Banking Group, and the Chief Executive Officer of Aberdeen Asset Management (Australia) Ltd, a division of Aberdeen Asset Management PLC.

“I look forward to working with the other members of the MIC board and the management team in their effort to drive growth in shareholder value,” said Sananikone. “The MIC story is a remarkable one and I am pleased to be a part of it.”

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of a gas processing and distribution business, Hawaii Gas, a controlling interest in a District Energy business in Chicago, and a 50% interest in a bulk liquid storage terminal business, International-Matex Tank Terminals. MIC also owns and operates an airport services business, Atlantic Aviation and two solar power generation facilities, collectively MIC Solar. The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic. MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

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